Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192391

PROSPECTUS SUPPLEMENT NO. 3 DATED MAY 28, 2014

TO

PROSPECTUS DATED MARCH 11, 2014

(AS SUPPLEMENTED)

VAPOR CORP.

2,373,409 Shares of Common Stock

This Prospectus Supplement No. 3 supplements the prospectus dated March 11, 2014 (as supplemented to date, the “Prospectus”). The Prospectus and this prospectus supplement relates to the resale, from time to time, of up to 2,373,409 shares of our common stock. These shares are held by our stockholders referred to throughout the Prospectus as the “selling stockholders.”

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

On May 28, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The Form 8-K, as filed (including the exhibit filed therewith), is attached herewith.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 8 of the Prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 28, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2014

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road, Dania Beach, Florida	33312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 766-5351

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 28, 2014, Vapor Corp. (the “Company”) issued a press release announcing that The NASDAQ Stock Market LLC approved the Company’s application to have its common stock listed on The NASDAQ Capital Market. Effective at the opening of trading on May 30, 2014, the Company’s common stock will trade on The NASDAQ Capital Market under its existing symbol “VPCO.”

The Company’s common stock will continue to be quoted on the OTCQB under its existing symbol “VPCO” until the close of trading on May 29, 2014, 2014.

A copy of the press release is filed herewith as Exhibit 99.1.

In preparation for listing the Company’s common stock on The NASDAQ Capital Market, the Company’s Board of Directors has established a standing audit committee, compensation committee and nominating and corporate governance committee, appointed independent directors Robert J. Barrett III, Angela Courtin and Frank E. Jaumot as members of each committee and adopted a charter for each committee. Mr. Jaumot, who qualifies as an audit committee financial expert (as defined by the Securities and Exchange Commission), has been appointed chairperson of the audit committee. Mr. Barrett has been appointed chairperson of the compensation committee and Ms. Courtin has been appointed chairperson of the nominating and corporate governance committee.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release of Vapor Corp. dated May 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP. (Registrant)

	By:	/s/ Harlan Press
Harlan Press
Date: May 28, 2014		Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Vapor Corp. dated May 28, 2014

EXHIBIT 99.1

Vapor Corp. Announces Uplisting to The NASDAQ Capital Market

DANIA BEACH, Fla., May 28, 2014—Vapor Corp. (OTCQB:VPCO; “Vapor”, the “Company”), a leading U.S. based electronic cigarette and vaporizer company whose brands include Krave®, VaporX®, Hookah Stix®, Alternacig®, and Fifty-One®, today announced that The NASDAQ Stock Market LLC has approved the Company’s application to have its common stock listed on The NASDAQ Capital Market. Effective at the opening of trading on May 30, 2014, the Company’s common stock will trade on The NASDAQ Capital Market under its existing symbol “VPCO.”

“Uplisting to NASDAQ represents a key milestone for Vapor Corp. We believe that trading on The NASDAQ Capital Market will provide us increased visibility in the market place, greater access to capital, a broader investor base and ultimately help us implement our growth initiatives and enhance shareholder value,” said Jeff Holman, Chairman, President and CEO of Vapor Corp. “We likewise believe the additional exposure and credibility that Vapor Corp. will receive from the investment community as a NASDAQ listed company will generate broader media and industry awareness of our business and brands.”

The Company’s common stock will continue to be quoted on the OTCQB under its existing symbol “VPCO” until the close of trading on May 29, 2014.

For additional information regarding this matter, reference is made to the Company’s Current Report on Form 8-K dated May 28, 2014, as filed with the Securities and Exchange Commission on May 28, 2014.

About Vapor Corp.

Vapor Corp., is a leading U.S. based electronic cigarette and vaporizer company whose brands include Krave®, VaporX®, Hookah Stix®, Alternacig® and Fifty-One®. We also design and develop private label brands for some of our distribution customers. Electronic cigarettes or “e-cigarettes,” and vaporizers are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor’s electronic cigarettes, vaporizers and accessories are available online, through direct response to our television advertisements and through retail locations throughout the United States. For more information on Vapor Corp. and its e-cigarette and vaporizer brands, please visit us at www.vapor-corp.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These forward-looking statements concern Vapor’s operations, economic performance, financial condition and pending purchase of International Vapor Group, Inc.’s e-commerce, wholesale and retail operations and are based largely on Vapor’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Vapor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Certain of these factors and risks, as well as other risks and uncertainties are stated in Vapor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in Vapor’s subsequent filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

IR: Jeffrey Goldberger / Garth Russell

KCSA Strategic Communications

jgoldberger@kcsa.com / grussell@kcsa.com

(212)-896-1249 / (212)896-1250